UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2012

RED MOUNTAIN RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-54444	27-1739487
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2515 McKinney Avenue, Suite 900 Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 871-0400

(Former name or former address, if changed since last report)

________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2012, Red Mountain Resources, Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) by and among The Kenneth R. Swan Irrevocable Asset Trust, dated June 16, 2011, The Kenneth R. Swan Grantor Retained Annuity Trust, dated August 17, 2011, The Rebecca C. Swan Irrevocable Asset Trust, dated June 16, 2011, The Rebecca C. Swan Grantor Retained Annuity Trust, dated August 17, 2011 (collectively, the “Sellers”), Swan Production Management Company, LLC (the “General Partner”) and the Company.

The Purchase Agreement provides for the purchase by the Company of all of the outstanding limited and general partnership interests of Swan PC, LP (“Swan PC”) from the Sellers and the General Partner for approximately $235.0 million (the “Purchase Price”), subject to adjustments related to (i) title defects, environmental defects, casualty losses and taxes, (ii) outstanding transaction expenses or debt of Sellers or Swan PC, and (iii) agreed upon capital expenditures and prepaid expenses. Swan PC directly and through its subsidiaries owns and conducts an oil and gas exploration and production business and holds oil and gas interests in Jack, Palo Pinto, Clay, Parker, and Wise Counties, Texas.

The Purchase Agreement contains customary representations, warranties, covenants and post-closing conditions for transactions of this nature. Certain assets of the business of Swan PC will not be included in the sale, and Sellers have agreed to retain certain pre-closing liabilities of Swan PC and to indemnify the Company to the extent the Company incurs losses post-closing related to such excluded liabilities. The Sellers have agreed to indemnify the Company after the closing, subject to certain exceptions and limitations, against liabilities related to, among other things, any breach by Sellers of their representations, warranties, covenants and obligations contained in the Purchase Agreement. The Purchase Agreement provides that $20.0 million of the Purchase Price will be deposited into an escrow account at closing to secure the indemnification obligations of Sellers under the Purchase Agreement. One half of the escrow will be released six months after closing and the other half of the escrow will be released 15 months after closing. The Company has agreed to indemnify the Sellers after the closing, subject to certain exceptions, limitations, and caps, against liabilities related to, among other things, any breach by the Company of its representations, warranties, covenants and obligations contained in the Purchase Agreement and the operation of the business following the closing date, other than for losses for which the Company is entitled to be indemnified.

Title defects and environmental defects are each subject to a 1% threshold such that the Company will not receive any adjustment to the Purchase Price for the first $2.35 million of title defects or the first $2.35 million of environmental defects. Title defects in excess of $2.35 million will result in downward adjustments to the Purchase Price, but only to the extent in excess of $2.35 million. Environmental defects in excess of $2.35 million will result in downward adjustments to the Purchase Price, but only to the extent in excess of $2.35 million. The Company’s exclusive remedy for title matters and environmental matters, with certain exceptions, will be handled through a title or environmental defect mechanism.

Each of the Company and the Sellers has the right to terminate the Purchase Agreement to the extent adjustments to the Purchase Price for title defects or environmental defects individually exceed 5% of the Purchase Price, or $11.75 million. Each of the Company and the Sellers has the right to terminate the Purchase Agreement to the extent the sum of the adjustments to the Purchase Price for title defects, casualty losses and environmental defects exceeds $23.5 million.

The Sellers are entitled to reserve an overriding royalty interest (“ORRI”) in the acquired assets equal to the difference between the lease burdens existing as of the closing date and twenty-five percent (25%). The ORRI is proportionately reduced to the extent a leasehold interest covers less than the (i) entire undivided mineral interest in the lands covered by a lease or (ii) entire leasehold estate in a lease. The Sellers are entitled to reserve the ORRI in (i) the acquired leases, (ii) any extension or renewal of any of the leases pursuant to their respective terms, (iii) any new lease entered into by the Company or its affiliates within five years of the closing date covering the lands, or any portion thereof, subject to expired leases, but only to the extent such new lease covers lands subject to such expired lease or (iv) any new lease entered in to by the Company or its affiliates after five years of the closing date covering the lands, or any portion thereof, subject to expired leases, but only (1) if the new lease is executed within six months of the expiration of the lease which covered the lands, or any portion thereof and (2) solely to the extent such new lease covers lands subject to such expired lease.

The Purchase Agreement may be terminated prior to closing. In addition to other customary termination rights in favor of the Company, the Purchase Agreement provides that the Company may terminate the agreement at any time and for any reason. The Sellers’ right to terminate the Purchase Agreement is limited to instances in which (i) a court has issued a final order prohibiting the transaction, (ii) adjustments to the Purchase Price for title defects, environmental defects or casualty losses exceed certain thresholds individually or in the aggregate, as described above, (iii) Sellers are prepared to close on the closing date and the Company has not satisfied its closing conditions or (iv) upon a material breach of any representation, warranty or covenant made by the Company.

Sellers have agreed to an exclusivity provision preventing Sellers from taking actions in connection with third party acquisition proposals between signing and closing. Sellers must notify Buyer upon receipt of any offer.

The acquisition is expected to close on or about July 1, 2012, although the closing date may be changed by mutual agreement of the Sellers and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 11, 2012

RED MOUNTAIN RESOURCES, INC.

		By:	/s/ Alan W. Barksdale
Alan W. Barksdale
Chief Executive Officer

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